SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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EPIMMUNE INC.

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Filed by Epimmune Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

     On May 9, 2005, Epimmune issued the following press release announcing that it will make a presentation on the application of the Company’s epitope platform for the potential development of pandemic influenza vaccines at the Eighth Annual Conference on Vaccine Research sponsored by The National Foundation for Infectious Diseases on May 11, 2005.

FOR IMMEDIATE RELEASE
May 9, 2005

EPIMMUNE TO PRESENT ON PANDEMIC INFLUENZA VACCINES USING CONSERVED EPITOPES AT NATIONAL
FOUNDATION FOR INFECTIOUS DISEASES CONFERENCE

SAN DIEGO, May 9, 2005 – Epimmune Inc. (Nasdaq: EPMN) today announced that it will make a presentation on the application of the Company’s epitope platform for the potential development of pandemic influenza vaccines at the Eighth Annual Conference on Vaccine Research sponsored by The National Foundation for Infectious Diseases. The presentation is scheduled to take place as part of the session entitled “New and Re-Emerging Pathogens” between 10:30 AM and 12 PM on May 11, 2005 at the Baltimore Marriott Inner Harbor Hotel in Baltimore, Maryland.

The presentation will focus on strategies for pandemic flu and how Epimmune’s proprietary vaccine technology, based on highly characterized and conserved cytotoxic T lymphocyte (CTL) and helper T lymphocyte (HTL) epitopes, could be used to overcome some of the limitations of current vaccines in the event of a pandemic flu.

Current flu vaccines primarily trigger antibody responses and are based on inactivated (killed) and live attenuated influenza virus. Flu vaccines are updated every few years to deal with the antigenic variation, or genetic drift of surface proteins. The viral changes are identified through worldwide based surveillance efforts. In the case of pandemic influenza, the source of the pandemic strain may not be known, which further adds to the lead-time for developing an effective vaccine. A vaccine that was developed to target conserved CTL and HTL epitopes that are influenza specific from circulating and emerging strains of the flu virus would not be subject to antigenic variations of surface proteins. Such a vaccine could be manufactured and stored in advance. Also, cellular immune responses are known to contribute to the control of viral replication in vivo and to mediate viral clearance. A vaccine inducing a cellular immune response may, therefore, be used in addition to conventional vaccines which trigger an antibody response.

About Epimmune Inc.

Epimmune Inc., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

     Where You Can Find Additional Information About Epimmune’s Proposed Combination with IDM

     Epimmune has filed a proxy statement concerning its proposed combination with IDM (Immuno-Designed Molecules) with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement related to the proposed transaction because it contains important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Epimmune with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by sending a written request to Epimmune’s Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

     Information Concerning Participation in Epimmune’s Proxy Solicitation

     Epimmune and IDM and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Epimmune with respect to the proposed transaction between Epimmune and IDM. Information regarding Epimmune’s executive officers and directors is included in Epimmune’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004. This document is available free of charge at the SEC’s website at http://www.sec.gov and from Epimmune at http://www.epimmune.com. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between Epimmune and IDM by reviewing the proxy statement related to the transaction filed with the SEC.

     Forward-Looking Statements

This press release includes forward-looking statements that reflect management’s current views of future events, including potential characteristics of a flu vaccine that may be developed using Epimmune’s technology. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to, uncertainty whether any vaccine developed by Epimmune or any of its collaborations using Epimmune technologies would have the desired characteristics; risks associated with completing clinical trials of product candidates; the risks involved in the regulatory approval process for Epimmune’s product candidates; the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether Epimmune’s cash resources will be sufficient to fund operations as planned, reliance on key employees, especially senior management; the uncertainty of the company’s future access to capital; whether Epimmune will be able to meet the Nasdaq National Market continued listing requirements if the proposed transaction with IDM is not completed; the risk that Epimmune may not secure or maintain relationships with collaborators, and Epimmune’s dependence on intellectual property. Factors that may affect the proposed combination with IDM include the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, including, but not limited to, Epimmune not obtaining shareholder approval of the transaction or related matters; failure of holders of at least 95% of the outstanding stock of IDM to become parties to the definitive agreement; the possibility that IDM shareholders who have not become parties to the definitive agreement make an alternative bid regarding a transaction involving IDM to the IDM shareholders pursuant to rights under the shareholders agreement among the IDM shareholders and, if so, that the IDM shareholders accept that bid instead of the transaction with Epimmune; the possibility that Nasdaq will not approve the listing of the combined company’s shares for trading on the Nasdaq National Market; risks that Epimmune will forego business opportunities while the transaction is pending and that prior to the closing of the proposed transaction, the business of Epimmune, including the retention of key employees, may suffer due to uncertainty; and the possibility that, even in the event the transaction is completed, combining Epimmune and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. These factors are more fully discussed in Epimmune’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004, in the proxy statement concerning Epimmune’s proposed business combination with IDM filed with the SEC on April 22, 2005, and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.